Exhibit 23.1

Consent of Independent Registered	PricewaterhouseCoopers Av. Francisco Matarazzo, 1400 Torre Torino Caixa Postal 61005 05001-903 São Paulo, SP - Brazil Telefone (11) 3674-2000 www.pwc.com/br

Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form F-4 of Votorantim Celulose e Papel S.A. of our report dated June 29, 2009 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and effectiveness of internal control over the financial reporting of Votorantim Celulose e Papel S.A. which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers Auditores Independentes
São Paulo - Brazil

October 28, 2009